DIGI INTERNATIONAL INC.
Business Conduct Policy
TITLE:    INSIDER TRADING POLICY
POLICY:
Federal and state securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as “insider trading.”
All employees worldwide are prohibited from buying and selling Digi securities on the basis of material non-public information or giving “tips” to friends, family or others outside Digi regarding when to buy or sell Digi securities at any time when they have material non-public information. In addition, all employees are prohibited from buying or selling the securities of another company or giving “tips” with respect to such other company at any time when they have material non-public information regarding any other company which was acquired under a confidentiality agreement between Digi and such other company or was otherwise acquired in connection with business relationships or proposed business relationships between Digi and such other company.
A purchase or sale of Digi securities executed at a time when an employee is aware of material non-public information is not a violation of this policy if BOTH (a) the transaction was executed pursuant to a written contract, instruction or plan put into place when the employee was not aware of material non-public information, and (b) if such binding contract, instruction or written plan complies with all requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Trading Plan”). 10b5-1 Trading Plans cannot be amended or terminated while employees are subject to a black-out period or are in possession of material, non-public information. Employees who wish to utilize a Rule 10b5-1 Trading plan are urged to consult with their own legal advisors for guidance on how to comply with Rule 10b5-1. The use of a Rule 10b5-1 Trading Plan does not eliminate other relevant securities law requirements and prohibitions. Among others, these include requirements and prohibitions that impact the trading activities of Company officers. Digi’s General Counsel therefore must review and approve in advance any Rule 10b5-1 Trading Plan an officer desires to put in place.
PURPOSE:
The purpose of this Insider Trading Policy (this “Policy”) is to prevent insider trading or allegations of insider trading, and to protect the reputation for integrity and ethical conduct of Digi and all employees.

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SCOPE:

This Policy applies to the following individuals and entities (collectively, “Covered Persons”):
1.Company Personnel. All directors, officers and employees of the Company and any subsidiary (“Company Personnel”), as well as members of their immediate families and others living in the same household.
2.Consultants and Advisors. All consultants and advisors to the Company and any subsidiaries whose work for the Company brings them into contact with material nonpublic information.
3.Related Parties. Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Company securities are directed by any person covered by paragraph 1 or 2 above or are subject to that person’s influence or control.
4.Company Insiders. All persons who satisfy the definition of “Company Insider” as set forth in the Addendum to this Policy.
DEFINITIONS:
Material non-public information means material information (described below) that has either not been disclosed to the public generally, or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community.
Material information means information about a company that would be expected to affect the investment or voting decision of a reasonable investor, or information that could reasonably be expected to have an effect on the price of that company’s securities. Examples of what might be considered material information include:
There are various categories of information that are particularly sensitive and, as a general rule, will presumptively be considered material. Examples of such information include:
•Financial results or financial condition
•Projections of future earnings or losses
•Restatements of financial results or material impairments, write-offs or restructurings
•Changes in auditors
•Default under a significant financing arrangement, or financial liquidity problems
•Business plans or budgets
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners
•Product introductions, modifications, defects or recalls, significant pricing changes, or other product announcements of a significant nature
•Significant developments in research and development or relating to intellectual property
•Public or private securities (equity or debt) offerings
•Significant litigation exposure due to actual or threatened litigation
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•Significant regulatory exposure due to actual or threatened action by state or federal regulators
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset, or a change in control of the company
•Major personnel changes, such as changes in senior management or lay-offs
•Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends)
This is only a list of examples. Any information that might be considered significant to an investor may be considered material. There may be other types of information covered by this Policy at any particular time, depending upon all of the circumstances.
REQUIREMENTS:
1.Prohibition Against Trading on Material Non-Public Information
A.    Company Securities. If you are a Covered Person, you must not purchase or sell any Company securities, or otherwise advise or assist any third party trading Company securities, while you are aware of material nonpublic information regarding the Company.
B.    Other Companies’ Securities. If you are a Covered Person and you obtain material nonpublic information about any other publicly-held company as a result of your work on behalf of the Company or any subsidiaries, you must not trade in that company’s securities.
2.No Disclosure to Others Who Might Trade
Covered Persons must not communicate material nonpublic information to any person who does not need that information for a legitimate business purpose, or recommend to anyone the purchase or sale of securities when you are aware of material nonpublic information about the company involved. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not benefit from another’s trading.
3.Protect Material Nonpublic Information
In order to reduce the possibility that material nonpublic information will be inadvertently disclosed:
A.    You must treat material nonpublic information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.
B.    You should refrain from discussing material nonpublic information relating to the Company or any public company in public places where such discussions can be overheard.
C.    If you become aware of any leak of material nonpublic information, whether inadvertent or otherwise, you should report the leak immediately to Digi’s General Counsel.

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4.Specific Material Developments
From time to time, material developments known only to a limited number of Company personnel may occur to cause the Company to impose on an appropriate group of Company personnel additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified and that restrictions on trading have been imposed.
BLACKOUT PERIODS:
To avoid the appearance of trading on material non-public information relating to earnings, Covered Persons are prohibited from buying or selling Digi securities during a regular quarterly black-out period, unless done pursuant to a Rule 10b5-1 Trading Plan. The black-out period begins on the fifth trading day of the last month in each fiscal quarter and continues until the opening of the market on the third business day after public release of Digi’s financial results for the quarter.
This restriction includes sales of securities even if the underlying shares were obtained in a permitted transaction (i.e., vesting of shares of restricted stock, vesting and settlement of stock units, or exercise of a stock options).
Covered Persons who are covered by the black-out for the entire black-out period, even if any term of employment with the Company ends terminates prior to the end of the black-out period.
It is the responsibility of the employee to take note that an earnings release has occurred, and that two full trading days have passed, before initiating any trades in Digi stock.
Trading outside the black-out periods will not relieve a person from liability for trading on or tipping material non-public information.
If a Covered Person wishes to trade outside of a blackout period, the person may do so only if he or she is not then aware of any material nonpublic information. In addition, a Company Insider covered by the Addendum to this Policy must also comply with the notification and pre-clearance procedures described in the Addendum to this Policy, even if they intend to trade outside of a blackout period.
ADDITIONAL RESTRICTED TRANSACTIONS:
Company Personnel and their designees are also prohibited from engaging in the following transactions with respect to Company securities:
•purchasing Company securities on margin, or otherwise pledging Company securities;
•short sales of Company securities (selling securities not owned at the time of sale);
•buying or selling put or call options or other derivative securities based on Company securities;
•purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; and
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•engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.
ADDITIONAL RESTRICTIONS ON COMPANY INSIDERS:
If you are a Company Insider, you are subject to additional restrictions on trading Company securities as set out in the attached Addendum. The Company may also, from time to time, impose on all or an appropriate group of Covered Persons additional restrictions on trading Company securities when circumstances warrant. These additional restrictions will be communicated by Digi’s General Counsel.
DISCIPLINARY ACTION AND POTENTIAL CIVIL AND CRIMINAL PENALTIES:
1.Disciplinary Action. Company personnel who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include, but is not necessarily limited to, ineligibility to participate in Digi’s equity incentive plans or termination of employment.
2.Civil and Criminal Penalties. The penalties for violating insider trading laws are severe. If you trade on (or tip) material nonpublic information, you are subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and up to 20 years imprisonment. If the Company fails to take appropriate steps to prevent insider trading, the Company and its directors, officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.
INQUIRIES:
Inquiries regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the attention of the Digi’s General Counsel.
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Addendum
to Insider Trading Policy
Additional Requirements and Responsibilities for Company Insiders
PURPOSE:
This Addendum supplements Digi’s Insider Trading Policy, and applies to Company Insiders (as defined below). These people are subject to both the general requirements of the Insider Trading Policy as well as the additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to Company personnel generally.
SCOPE:
This Addendum applies to “Company Insiders,” which include:
1.Directors and Section 16 Officers. All provisions of this Addendum apply to all directors and the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (referred to herein as “Section 16 Officers”).
2.Other Officers and Key Employees. Designated provisions of this Addendum apply to the other officers of the Company and to designated key employees. These other officers and key employees, whose duties cause them to regularly have access to material nonpublic information about the Company, will be notified by Digi’s General Counsel that they are subject to this Addendum.
3.Related Parties. If you are covered by paragraph 1 or 2 above, then this Addendum also applies to the same extent to your immediate family members and other individuals living in your household, and to any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Company securities are directed by you or are subject to your influence or control.
ADDITIONAL BLACKOUT PERIODS:
From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Company Insiders are prohibited from trading in the Digi securities. If Digi imposes a special blackout period, it will notify the Company Insiders affected of the closing of the trading window and will re-open the trading window once the special blackout period has ended.
REQUIRED PRECLEARANCE OF TRANSACTIONS:
Even though a quarterly black-out period may not be in effect, there are a number of other restrictions that may prohibit trading by certain individuals, including trading restrictions relating to “short-swing” profits and trading restrictions imposed because of confidential material transactions. To avoid any inadvertent violation of trading prohibitions, no directors or officer of Digi (or anyone else who is notified of their need to pre-clear transactions in Digi securities by Digi’s General Counsel) may purchase or sell securities of Digi unless Digi’s General Counsel is advised in advance of such intent and approves the transaction. Once the transaction is cleared, it should be completed promptly after

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approval. Clearance in response to a written request for approval will generally be valid until the end of the current permitted trading period, unless an earlier deadline is imposed by Digi’s General Counsel.
SHORT-SWING PROFITS PROHIBITION:
Under U.S. law, “short-swing” profits realized by certain officers belong to and must be disgorged to the Company upon notice of violation. Digi’s General Counsel will notify those officers who are subject to this short-swing profit rule. Digi cannot waive its right to recover short-swing profits; if Digi fails or refuses to collect the profits, a shareholder may commence a lawsuit for collection on behalf of Digi. This U.S. law applies regardless of whether the officer actually was in possession of inside information. Lack of intent to trade on inside information is similarly irrelevant.
Short-swing profits include any “profit” resulting from any combination of purchase and sale or sale and purchase of Digi securities, including derivative securities, within six months of each other. The highest sale price of any securities sold during the six-month period will be matched against the lowest purchase price of any securities purchased to determine if a short-swing profit exists. The order in which the purchase and sale occurred and the fact that they may have involved different shares in Digi are both irrelevant to whether a “profit” exists. Certain transactions are exempt from the calculations. But it is important that you consult Digi’s General Counsel before conducting any opposite-way transactions within any six-month period.
EXCEPTIONS FOR APPROVED 10B5-1 PLANS:
These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:
(a)    it has been reviewed and approved by Digi’s General Counsel in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the General Counsel at least five days in advance of being entered into);
(b)    it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Company Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Digi’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Company Insiders, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
(c)    it is entered into in good faith by the Company Insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Company Insider is not in possession of material nonpublic information about the Company; and, if the Company Insider is a director or officer, the 10b5-1 plan must include representations by the Company Insider certifying to that effect;
(d)    it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Company Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be

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purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
(e)     it is the only outstanding Approved 10b5-1 Plan entered into by the Company Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
No Approved 10b5-1 Plan may be adopted during a blackout period.
If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact Digi’s General Counsel. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of Digi’s General Counsel.

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